UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza Drive

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2008, Harte-Hanks, Inc. (“Harte-Hanks”) announced by press release that, effective December 31, 2008, President and Chief Executive Officer Dean Blythe will leave Harte-Hanks to pursue other professional opportunities and will be succeeded by company veteran and current Chairman of the Board Larry Franklin.

Mr. Franklin, 66, who will become President and Chief Executive Officer effective January 1, 2009, has served as a director of Harte-Hanks since 1974 and was Harte-Hanks’ Chief Executive Officer from 1991 until 2002 and executive Chairman until the end of 2005. Mr. Franklin will continue to serve as Chairman of the Board. As Chairman, Mr. Franklin currently receives an annual fee of $180,000 in lieu of all other director compensation. Mr. Franklin also currently receives pension payments and deferred compensation payments arising out of pre-existing compensation arrangements based on his former service as an executive officer of Harte-Hanks. Mr. Franklin’s compensation in his new role as President and Chief Executive Officer has not yet been determined.

Mr. Blythe, 50, joined Harte-Hanks in 2001 as the company’s General Counsel and subsequently became its Chief Financial Officer in June 2003. He was promoted to President in August 2007 and assumed the additional role of Chief Executive Officer in February 2008. He has served as a director since May 2008. Mr. Blythe will resign from his position on the Board in December 2008.

Harte-Hanks and Mr. Blythe have entered into a transition agreement in connection with his departure. The following description of Mr. Blythe’s transition agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. Pursuant to the agreement, Mr. Blythe will remain employed through December 31, 2008 and will resign from the Board as of the effective date of the agreement in December 2008.

During the remaining employment term, subject to the terms and conditions of the agreement, Mr. Blythe will continue to be entitled to the following compensation and benefits: (1) payment of his current base salary and monthly automobile allowance, (2) participation in Harte-Hanks’ 2008 annual incentive compensation plan under its existing terms, and (3) eligibility to participate in Harte-Hanks’ health, life, and disability insurance plans and Harte-Hanks’ retirement plans, in accordance with the terms of the plans.

Subject to the terms and conditions of the agreement, Mr. Blythe will be entitled to four quarterly payments as follows: (1) $143,000 on or around January 1, 2009; (2) $125,000 on or around April 1, 2009; (3) $125,000 on or around July 1, 2009; and (4) $125,000 on or around October 1, 2009.

Mr. Blythe will continue to be bound by his current confidentiality/nondisclosure agreement and non-compete agreement.

The transition agreement also contains provisions that address (1) any termination of the agreement based on death or disability, termination by Harte-Hanks for cause or termination by Mr. Blythe, (2) a release of claims against Harte-Hanks and its affiliated parties by Mr. Blythe, and (3) other terms and provisions described in Exhibit 10.1 hereto. The transition agreement supersedes Mr. Blythe’s existing change of control severance agreement.

In accordance with certain regulatory requirements, Mr. Blythe may revoke the agreement for a period of seven days following the day he executed the agreement.

Additional information regarding Messrs. Franklin and Blythe can be found in the Company’s proxy statement filed with the Securities and Exchange Commission on April 11, 2008 in connection with the Company’s 2008 annual stockholders meeting.

Item 7.01	Regulation FD Disclosure

A copy of the press release announcing the matters described under Item 5.02 is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are being filed or furnished herewith:

Exhibit No.	Description
10.1	Transition Agreement, dated as of December 15, 2008, by and between Harte-Hanks, Inc. and Dean Blythe

99.1	Furnished Press Release of Harte-Hanks, Inc. dated December 15, 2008, titled, “Harte-Hanks Announces CEO Transition; Company Veteran and Chairman Larry Franklin to Become CEO”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: December 15, 2008

By:	/s/ Bryan J. Pechersky
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Transition Agreement, dated as of December 15, 2008, by and between Harte-Hanks, Inc. and Dean Blythe

99.1	Furnished Press Release of Harte-Hanks, Inc. dated December 15, 2008, titled, “Harte-Hanks Announces CEO Transition; Company Veteran and Chairman Larry Franklin to Become CEO”